Contact:   Edward F. Seserko
          President and CEO
          (412) 681-8400

                  For Immediate Release
                  October 20, 2014

EUREKA FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2014

Pittsburgh, Pennsylvania – Eureka Financial Corp., Pittsburgh, Pennsylvania (the “Company”), the parent company for Eureka Bank (the “Bank”), today announced net income for the three months ended September 30, 2014 of $415,000, or $0.35 diluted earnings per share, as compared to $371,000, or $0.31 diluted earnings per share, for the three months ended September 30, 2013.  For the year ended September 30, 2014, the Company reported net income of $1.5 million, or $1.28 diluted earnings per share, as compared to net income of $1.4 million, or $1.14 diluted earnings per share, for the fiscal year ended September 30, 2013.  The increase in income for the quarter and year ended September 30, 2014 was primarily due to higher net interest income, which was partially offset by increases in non-interest expense.

President and Chief Executive Officer Edward Seserko stated, “The Company is pleased to report that fiscal 2014 was another very strong year despite the difficult economic environment.  The Company continued to manage liquidity and used a $10.4 million increase in deposit growth to increase cash and investments and fund the loan portfolio, which increased by $6.7 million to $128.1 million from $121.4 million at September 30, 2013. This reallocation of funds helped the Company maintain an annualized yield on interest earning assets of 4.85% and a net interest margin of 4.15% for the year ended September 30, 2014.  The Bank continues to exceed all minimum capital requirements and is considered “well capitalized.”  Also, non-accruing loans, or loans over 90 days delinquent, consisted of only two loans totaling $848,000 at September 30, 2014 on a loan portfolio in excess of $128 million.”

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the city of Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

EUREKA FINANCIAL CORPORATION
Selected Financial Data
(Dollars in thousands except per share data)

	September 30,	September 30,
	2014	2013
	(Unaudited)

Total assets	$152,059	$141,399
Cash and investments	21,124	16,495
Loans receivable, net	128,111	121,446
Allowance for loan losses	(1,361)	(1,299)
Deposits	127,861	117,457
Total liabilities	129,365	119,413
Stockholders' equity	22,694	21,986

Nonaccrual loans	$848	$424
Repossessed assets	-	-
Total nonperforming assets	$848	$424

Allowance for loan losses to nonperforming loans	160.50%	306.37%
Nonperforming loans to net loans	0.66%	0.35%
Nonperforming assets to total assets	0.56%	0.30%
Book value per share	$18.69	$17.51
Number of common shares outstanding	1,213,986	1,255,819

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Interest income	$1,743	$1,684	$6,813	$6,755
Interest expense	206	268	869	1,148
Net interest income	1,537	1,416	5,944	5,607
Provision for loan losses	12	35	62	157

Net interest income after provision for loan losses	1,525	1,381	5,882	5,450
Noninterest income	14	59	101	138
Noninterest expense	923	869	3,653	3,446

Income before income taxes	616	571	2,330	2,142
Income tax expense	201	200	801	749

Net income	$415	$371	$1,529	$1,393

Earnings Per Share - Basic	$0.36	$0.31	$1.29	$1.14
Earnings Per Share - Diluted	$0.35	$0.31	$1.28	$1.14